Exhibit 5.1

DLA Piper LLP (US) 2525 East Camelback Road Esplanade II Suite 1000 Phoenix, Arizona 85016 www.dlapiper.com

April 17, 2026

STORE Capital LLC

8377 East Hartford Drive, Suite 100

Scottsdale, Arizona 85255

Re:	STORE Capital LLC Registration Statement on Form S-4

To the addressee set forth above:

We have acted as counsel to STORE Capital LLC, a Delaware limited liability company (the “Company”), in connection with the registration statement on Form S-4 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the proposed offer by the Company to exchange (the “Exchange Offer”) up to $450,000,000 aggregate principal amount of the Company’s 4.950% Senior Notes due 2031 (the “Old Notes”) for a like principal amount of the Company’s 4.950% Senior Notes due 2031 (the “New Notes”) which will be registered under the Securities Act. The Old Notes have been, and the New Notes will be, issued pursuant to an indenture (the “Base Indenture” as supplemented by the Fifth Supplemental Indenture (as defined below) and Seventh Supplemental Indenture (as defined below), the “Indenture”), dated as of March 15, 2018, by and between STORE Capital Corporation, a Maryland corporation (as predecessor in interest to the Company, the “Predecessor Company”), and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by the Supplemental Indenture No. 5, dated as of February 3, 2023, between the Predecessor Company, the Company (formerly known as Ivory REIT, LLC) and the Trustee (the “Fifth Supplemental Indenture”), and as further supplemented by the Supplemental Indenture No. 7, dated as of February 11, 2026, between the Company and the Trustee (the “Seventh Supplemental Indenture”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinions set forth below, including (i) the Fourth Amended and Restated Limited Liability Company Agreement of the Company that is filed as Exhibit 3.1 to the Registration Statement; (ii) the Certificate of Formation of the Company, as amended, that is filed as Exhibit 3.2 to the Registration Statement; (iii) the pertinent resolutions adopted by the Board of Directors of the Company; (iv) the Registration Statement, the prospectus included therein (the “Prospectus”) and the exhibits thereto; (v) the Indenture; and (vi) such other documents and records as we have deemed necessary. With respect to such examination, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures on documents we have reviewed, the legal capacity and competency of all natural persons signing all such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic, complete original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in all documents we have reviewed, the accuracy and completeness of all public records examined by us, and the accuracy of all statements in certificates of officers of the Company that we reviewed. As to questions of fact material to the opinions set forth below, we have, to the extent deemed appropriate, relied upon representations of certain officers and employees of the Company.

We have also assumed for purposes of the opinions expressed below that the Indenture has been duly authorized, executed and delivered by the Trustee; that the Indenture has been qualified under the Trust Indenture Act of 1939, as amended; that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture; and that the Indenture constitutes a legal, valid and binding obligation of the Trustee.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion the New Notes will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms when: (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act and the Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended; and (ii) the New Notes have been duly executed, authenticated, issued and delivered against receipt of the Old Notes in accordance with the provisions of the Indenture and the Exchange Offer described in the Prospectus.

Our opinions expressed above are limited to the federal laws of the United States and the applicable provisions of the laws of the State of New York and the General Corporation Law of the State of Delaware, including the rules and regulations underlying those provisions, and all applicable judicial and regulatory determinations in connection therewith. Our opinions are based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement these opinions after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision, or otherwise. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any other United States federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)

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